EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Smith-Midland Corporation

Midland, Virginia

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214788) of Smith-Midland Corporation of our report dated April 17, 2023, with respect to the consolidated financial statements of Smith-Midland Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ FORVIS, LLP

Richmond, Virginia

April 17, 2023